UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

August 6, 2008 (August 4, 2008)

Date of Report (Date of earliest event reported)

Sonic Foundry, Inc.

(Exact name of registrant as specified in its chapter)

Maryland	1-14007	39-1783372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703	(608) 443-1600
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2008 we entered into an employment agreement with Robert M. Lipps, our current Executive Vice President of Sales. The employment agreement provides for the continuation of the current salary of Mr. Lipps in the annual amount of $185,000 and provides that such salary is subject to increase each year at the discretion of the Board of Directors. Mr. Lipps is also entitled to incidental benefits of employment under the agreement and may receive periodic performance bonuses, at the discretion of the Board of Directors. The employment agreement provides that a cash severance payment be made upon termination, other than for cause, equal to the total cash compensation paid in the previous fiscal year immediately prior to termination in addition to immediate vesting of all previously unvested common stock and stock options. Further, Mr. Lipps has the right to voluntarily terminate his employment, and receive the same severance arrangement detailed above if Mr. Lipps is demoted without cause or his duties are substantially altered following a Change of Control (as defined). Pursuant to the employment agreement, Mr. Lipps has agreed not to disclose our confidential information and not to compete against us during the term of his employment agreement and for a period of one year thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions. Robert Lipps has been our Executive Vice President of Sales since April 2008. The foregoing summary of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between Registrant and Robert M. Lipps dated as of August 4, 2008.

EXHIBIT LIST

NUMBER	DESCRIPTION
10.1	Employment Agreement between Registrant and Robert M. Lipps dated as of August 4, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.

(Registrant)

August 6, 2008	By:	/s/ Kenneth A. Minor
Kenneth A. Minor
Chief Financial Officer